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EXHIBIT 3.3

                            Form 21
                         (Section 371)

                  PROVINCE OF BRITISH COLUMBIA

                          COMPANY ACT

                       SPECIAL RESOLUTION

The following special resolution was passed by the undermentioned
Company on the date stated.

Name of the Company:     Consolidated Oberg Industries Ltd.

Date resolution passed:  12th November, 1993.

Resolution:

UPON MOTION duly made, seconded and carried, IT WAS RESOLVED to with or without amendment, the following resolutions:

(a) the authorized capital of the Company be increased from 25,000,000 shares without par value to 100,000,000 shares without par value;

(b) the Memorandum of the Company be altered to reflect the increase in the Company's authorized capital, so that is shal be in the form set out in Schedule "A."

Certified a true copy this 1st day of December, 1993.

/s/ W. D. Cameron White
W.D. Cameron White

Solicitor
Relationship to Company

                          SCHEDULE "A"

                       ALTERED MEMORANDUM
  (As altered by Special Resolution passed 12th November 1993)

1.   The name of the Company is "Consolidated Oberg Industries
     Inc."

2. The authorized capital of the Company consists of 100,000,00 shares without par value.